Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

CARRINGTON ANNOUNCES NASDAQ COMMUNICATION;
INTENDS TO APPEAL DELISTING NOTICE

IRVING, TEXAS -- June 25, 2007 -- Carrington Laboratories, Inc. (NASDAQ Symbol: CARN) a global provider of medical, nutraceutical, consumer and raw material products, today announced that on June 19, 2007, the Company received notice of a Nasdaq Staff Determination indicating that the Company's plan to achieve and maintain compliance with the continued listing requirements of the Nasdaq Capital Market, submitted to Nasdaq on June 7, 2007, did not sufficiently evidence the Company's ability to achieve near term compliance with such continued listing requirements, and, as a result, the Company's common stock is subject to delisting from the Nasdaq Capital Market.

As previously announced, on May 23, 2007, the Company received a letter from Nasdaq stating that the Company did not comply with Marketplace Rule 4310(c)(3), which requires the Company to have (i) a minimum of $2,500,000 in stockholders' equity; (ii) $35,000,000 market value of listed securities; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Pursuant to applicable Nasdaq Marketplace Rules, if the Company requests a hearing on the Nasdaq Staff's determination to a Nasdaq Listing Qualifications Panel by June 26, 2007, the delisting of the stock pending the Panel's review and determination will be stayed. The Company intends to request such a hearing. Hearings generally are held 30 to 45 days after the request. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed May 15, 2007.